UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2020

ETHEMA HEALTH CORPORATION

f/k/a GREENESTONE HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	000-15078	84-1227328
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

810 Andrews Avenue Delray Beach, Florida 33483
(Address of principal executive offices)

(416) 500-0020
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03   Amendments to Articles of Incorporation or Bylaws: Increase to authorized shares.

On January 6, 2020, a majority of the holders of the issued and outstanding shares of common stock of Ethema Health Corporation (the “Company”) approved the increase of its authorized aggregate number of shares of common stock issuable from nine hundred million (900,000,000) to ten billion (10,000,000,000), as a result the Company’s current authorized capital is now ten billion thirteen million (10,013,000,000) shares of capital stock, consisting of (i) ten billion (10,000,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”); (ii) three million (3,000,000) Series A Convertible Preferred Stock, par value $1.00 per share (the “Convertible Preferred Stock”); and (iii) ten million (10,000,000) shares of Series B Preferred Stock, par value $0.0001 per share (“Series B Convertible Preferred Stock”). On the same day, the Board of Directors of the Company adopted the resolution to amend its Articles of Incorporation to effect the increase to the authorized aggregate number of shares of common stock.

The Company filed a Certificate of Amendment (the “Amendment”) to Articles of Incorporation with Colorado’s Secretary of State on January 14, 2020 for the Increase of Authorized Stock. On January 8, 2016, the Company received a filed and stamped copy from Colorado’s Secretary of State on January 14, 2020.

Item 9.01 Financial Statements and Exhibits

(d)       Exhibits. The following exhibit is furnished with this report:

Exhibit No.	Exhibit Description

10.1	Filed stamped copy of the articles of Amendment dated January 14, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ETHEMA HEALTH CORPORATION

Date: January 24, 2020	By:	/s/ Shawn E. Leon
Shawn E. Leon
Chief Executive Officer